                                                                    EXHIBIT 10.1

                         EMPLOYMENT SEPARATION AGREEMENT
                           AND RELEASE OF LEGAL RIGHTS

This Agreement is entered into between OSI Pharmaceuticals, Inc., including its Directors, officers, employees and agents (the "Company") and Nicole Onetto, M.D. ("Dr. Onetto").

                                I. STIPULATIONS

     1. The Company and Dr. Onetto have mutually agreed to amicably terminate their existing employment relationship effective May 2, 2005.

     2. The purpose of this Agreement is to facilitate Dr. Onetto's separation from employment with the Company and provide her with enhanced severance payments, some of which she is not otherwise entitled to in exchange for her release of legal rights.

     3. The Company and Dr. Onetto are parties to an Employment Agreement dated December 21, 2001 (the "Employment Agreement") and Employment Covenants Agreement signed by Dr. Onetto on August 25, 2003 (the "Covenants Agreement").

     4. This Agreement extinguishes and supercedes all of the Company's obligations under the Employment Agreement, but does not extinguish Dr. Onetto's obligations under the provisions of the Covenants Agreement designed to survive termination of her employment with the Company. It is therefore understood that certain terms of the Covenants Agreement continue in effect pursuant to the terms of that Agreement.

     5. Both the Company and Dr. Onetto are represented by legal counsel and Dr. Onetto has accordingly been advised of the legal rights she is giving up by signing this Agreement. Dr. Onetto's legal counsel is Susan M. Gardner, Pratt Gardner & Fredrick, LLP, 214 S. Spring Street, Independence, Missouri 64050. Except as provided otherwise in this Agreement, the Company and Dr. Onetto shall each pay its and her own costs and attorneys fees in connection with the negotiation, execution and enforcement of this Agreement.

     6. It is intended that this Agreement be interpreted in the broadest possible manner in favor of forever resolving all disputes between Dr. Onetto and the Company. The only exceptions to the scope of the legal release executed by Dr. Onetto in favor of the Company are specifically noted in this Agreement, and all such exceptions are to be narrowly construed.

     7. Dr. Onetto understands that all payments made by the Company under this Agreement are subject to tax reporting obligations and standard payroll deductions for federal and state taxes. The Company, however, makes no representations whatsoever concerning the tax consequences of this Agreement to Dr. Onetto.

     8. Dr. Onetto's last day of work for the Company will be May 2, 2005, at which time all pay and benefits associated with her employment will terminate except as provided for in this Agreement or under applicable law.

                               II. CONSIDERATION

     9. As consideration for signing this Agreement, and for the release of her legal rights, Dr. Onetto will receive the following enhanced severance payments and benefits, some of which she is not currently entitled to under her existing Employment Agreement:

          (i) Severance pay equal to one year's salary in the gross amount of $375,000;

          (ii) A prorated portion of her bonus for 2005 in the gross amount of $50,000; and

          (iii) Payment of these two amounts (the "Total Severance Amount") shall be paid in full on May 2, 2005.

     10. In addition to the Total Severance Amount of $425,000, all unvested options previously granted to Dr. Onetto which, if her employment were not to terminate as of May 2, 2005, would vest on or before April 30, 2006, shall vest and become exercisable on May 2, 2005. Notwithstanding any provision to the contrary in the Option Agreements accompanying the grants of her options, the Compensation Committee of the Board of Directors has approved a modification to such agreements to allow the exercise of such options through December 31, 2005.

     11. At or about the time of her termination from employment on May 2, 2005, Dr. Onetto will receive notice of her right to continue her medical insurance at her own expense for eighteen (18) months under a federal law known as COBRA. The Company, however, will pay Dr. Onetto a lump sum payment at the time of her termination to reimburse her for twelve (12) months of medical expenses in the gross amount of $14,760. This is in addition to the Total Severance Amount.

                         III. IMPORTANT REQUIRED NOTICE

     12. Because Dr. Onetto is over age forty, she has special rights under a federal law known as the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Protection Act. Under this federal law, employees over age forty have a right to be free from discrimination in all aspects of the employment relationship. Dr. Onetto understands that she is giving up the right to sue the Company for age discrimination by signing this Agreement.

     13. In exchange for giving up these legal rights, Dr. Onetto is receiving pay or benefits that she is not otherwise entitled to under her Employment Agreement or under any existing Company policy.

     14. Because this is a legally binding document, the Company has an obligation to inform Dr. Onetto that she should consult a lawyer before signing this Agreement and giving up her legal rights and Dr. Onetto represents that she is represented by the lawyer identified in this Agreement.

     15. Dr. Onetto has the right to take twenty-one days to decide whether or not to sign this Agreement and give up her legal rights. If she signs before the expiration of twenty-one days, she is not required to do so and could have taken the entire twenty-one days to consider this Agreement.

     16. Dr. Onetto also has the right to revoke this Agreement within seven days after signing it. Such revocation must be in writing addressed to Barbara
A. Wood, Vice President and General Counsel of the Company, 58 S. Service Rd., Melville, NY 11747. If this Agreement is revoked, however, Dr. Onetto will not be entitled to any of the severance pay or benefits provided in this Agreement except for the benefits that she is already entitled to under existing Company policy or the terms of her existing Employment Agreement.

                               IV. LEGAL RELEASE

     17. Dr. Onetto releases the Company (as defined in this Agreement, which includes all officers, Directors, employees and agents and all subsidiaries and affiliated companies) from all legal claims and obligations of whatever nature or kind, including all legal claims relating to Dr. Onetto's employment and separation from employment.

     18. The legal claims that Dr. Onetto is giving up by signing this Agreement include, but are not limited to, the following:

          (i) All claims that Dr. Onetto may have against the Company under the laws of any state, including claims for breach of contract (express or implied), misrepresentation, fraud, defamation, claims for unpaid wages, or any claims of fraud or misrepresentation in connection with the negotiation and execution of this Agreement;

          (ii) All claims for alleged personal injury sustained;

          (iii) All claims that Dr. Onetto may have against the Company for alleged age discrimination in employment, if based in whole or in part on acts, occurrences, or omissions that occurred before the effective date of this Agreement, or that relate in any way to Dr. Onetto's employment or discharge from employment;

          (iv) All claims that Dr. Onetto may have alleging any other forms of discrimination in employment arising out of federal or state laws; and

          (v) All claims arising under the Employment Retirement Income Security Act (ERISA) except future rights to vested benefits of employment, if any.

     19. This legal release in favor of the Company is intended to be construed in the broadest possible manner and is subject only to the following exceptions, which are to be narrowly construed:

          (i) Workers compensation claims to the extent such claims cannot be released under state law without the approval of a court of competent jurisdiction;

          (ii) Rights to retirement benefits previously vested by operation of law pursuant to the terms of the Company's 401(k) Plan;

          (iii) Rights to unemployment compensation benefits under state law, to the extent such claims cannot be waived in an agreement between the parties;

          (iv) Actions to enforce the terms of this Agreement to the extent that specific rights and benefits are conferred by this Agreement; and

          (v) Actions to enforce the Company's indemnity obligations under applicable law, with specific reference to the securities class action lawsuit styled Kassover v. OSI Pharmaceuticals, Inc. et al. (the "Class Action"), in which Dr. Onetto is named as an individual defendant.

                        V. NON-DISPARAGEMENT OBLIGATIONS

     20. Dr. Onetto acknowledges that she enjoyed a position of trust and confidence with the Company, and has a fiduciary duty to act in the Company's best interests. Dr. Onetto agrees that this fiduciary duty shall continue for a period of twelve (12) months following the termination of her employment with the Company under this Agreement.

     21. Dr. Onetto further agrees that following her termination of employment with the Company and for the next five (5) years thereafter, she will not make any statement that is professionally or personally disparaging about, or adverse to, the interests of the Company, any of its officers, Directors, Shareholders or employees, including, without limitation, any statement that disparages any product, service, financial condition, or financial capability of the Company, or that is disparaging to any Director, officer, Shareholder, or executive of the Company. This includes the obligation to refrain from any conduct that is intended to or has the result of damaging the professional or personal reputation of the Company or any of its Directors, officers, or executives.

     22. Dr. Onetto acknowledges that the Company may disclose the terms of this Agreement if disclosure is required by law or by a governmental agency or court order.

     23. In the event the Company has reason to believe that Dr. Onetto has violated her obligations of non-disparagement hereunder or the provisions of the Covenants Agreement intended to survive termination of her employment with the Company, the following dispute resolution procedures shall apply:

          (i) If the Company has any reason to believe that Dr. Onetto is not complying with her non-disparagement obligations or the provisions of the Covenants Agreement, it shall notify her in writing and give her a reasonable opportunity to explain why she is in compliance.

          (ii) If, following reasonable consideration, the Company is not satisfied with Dr. Onetto's explanation, it shall have the right to commence a final and binding arbitration proceeding in accordance with
          Article VI below in order to enforce its rights.

                       VI. FINAL AND BINDING ARBITRATION

     24. Any dispute concerning Dr. Onetto's non-disparagement obligations of this Agreement and her obligations under the surviving terms of the Covenants Agreement (but no other provisions of this Agreement) shall be resolved only by final and binding arbitration under the Federal Arbitration Act. The parties acknowledge that the Federal Arbitration Act applies because the Company is engaged in interstate commerce.

     25. Dr. Onetto or the Company may invoke arbitration with the American Arbitration Association and the arbitration shall be conducted before a single arbitrator in Denver, Colorado, pursuant to the employment dispute resolution rules of the American Arbitration Association.

     26. The Company shall pay the administrative costs of the arbitration, including the arbitrator's fees and costs. Each party, however, shall be solely responsible for payment of its and her own attorneys fees and costs. It is the intent of this provision to deprive the arbitrator of the discretion to award fees and costs to the prevailing party.

     27. The jurisdiction of the arbitrator shall be limited to a determination of whether Dr. Onetto has complied with her obligations of non-disparagement under this Agreement or under the surviving provisions of the Covenants Agreement. If she has not complied, the arbitrator shall order Dr. Onetto to repay the amount, if any, sought by the Company. The arbitrator shall have no jurisdiction to award punitive or compensatory damages.

                         VII. MISCELLANEOUS PROVISIONS

     28. At any time and from time to time after the termination of Dr. Onetto's employment with the Company, Dr. Onetto shall cooperate with the Company and shall use all commercially reasonable efforts to take, or cause to be taken, any and all actions as may be required by the Company (or any lawyers engaged by the Company and acting on its behalf) in its reasonable discretion in connection with any investigation, prosecution, defense or settlement of any litigation or proceeding (including, without limitation, any proceeding brought by a governmental agency) brought against the Company and, in particular, the Class Action, including, without limitation, providing information, documents, files, books or records, and meeting with defense counsel for the Class Action and being available for depositions and other activities related to the Class Action as needed. The Company will reimburse Dr. Onetto, upon request, for travel and other out-of-pocket expenses reasonably incurred by Dr. Onetto in the course of taking any such actions under this Section 28 upon the presentation of appropriate receipts and other relevant documentation for all such expenses as part of any request by Dr. Onetto for reimbursement.

     29. This is the entire agreement between the parties regarding the subject matter hereof, other than the Covenants Agreement, the surviving terms of which shall remain in full force and effect, and any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or an expressly authorized representative.

     30. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without affecting the validity of the remaining terms or provisions of this Agreement, and such invalid term shall be deemed modified to the extent necessary to make it enforceable.

     31. Except for the waiver of federal claims, this Agreement shall be construed in accordance with and governed by the laws of the State of Colorado, without regard to choice of law provisions.

     32. This Agreement may be enforced in any court of competent jurisdiction.

     33. By her signature below, Dr. Onetto acknowledges that she understands and accepts the terms of this Agreement, that she has the legal capacity to enter into this Agreement, and understands that it is legally binding, and that she has been advised by her lawyer concerning this Agreement.


/s/                                     /s/
-------------------------------------   ----------------------------------------
Nicole Onetto, M.D.                     OSI Pharmaceuticals, Inc.


Dated: April 20, 2005                   By:
                                            ------------------------------------

                                        Dated: April 20, 2005